Exhibit 21.1
LIST OF SUBSIDIARIES
OF
REGENCY ENERGY PARTNERS LP
All subsidiaries are wholly owned, directly or indirectly by Regency Energy Partners LP.
     Regency Gas Services LP
     Regency Intrastate Gas LLC
     Regency Midcon Gas LLC
     Regency Liquids Pipeline LLC
     Regency Gas Gathering and Processing LLC
     Regency Waha GP LLC1
     Regency NGL GP LLC2
     Regency Gas Marketing GP LLC3
     Regency Waha LP LLC4
     Regency NGL Marketing LP
     Regency Gas Marketing LP
     Regency Gas Services Waha LP

[1]	Regency Waha GP LLC owns a 0.1% general partner’s interest in Regency Gas Services Waha LP.

[2]	Regency NGL GP LLC owns a 0.1% general partner’s interest in Regency NGL Marketing LP.

[3]	Regency Gas Marketing GP LLC owns a 0.1% general partner’s interest in Regency Gas Marketing LP.

[4]	Regency Waha LP LLC owns a 99.9% limited partner’s interest in each of Regency NGL Marketing LP, Regency Gas Marketing LP and Regency Gas Services Waha LP.